Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor / Media Contact:
Mel Stephens
(248) 447-1624

Investor Contact:
Ed Lowenfeld
(248) 447- 4380

Lear Reports Improved Third Quarter 2012 Financial Results and Increases Full Year 2012 Outlook for Net Income

SOUTHFIELD, Michigan, October 26, 2012 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, today reported financial results for the third quarter of 2012. Highlights include:

•	Net sales of $3.5 billion, up 2%

•	Adjusted earnings per share of $1.29, up 19%; diluted earnings per share of $1.23

•	Free cash flow of $88 million, up 37%

•	EPMS sales of $877 million, a quarterly record, and adjusted margin of 7.5%, up from 5.4% last year

•	Returned $63 million to shareholders through share repurchases and dividends during the quarter and $214 million year-to-date

•	Increased full year guidance for net income by $15 million

•	Ranked as the highest quality major independent seat manufacturer for eleventh time in 12 years by J.D. Power and Associates

Business Conditions

In the third quarter, global industry production increased 2% from a year ago, reflecting production increases in all of the major automotive markets in the world except Europe. Production in North America and China was up 14% and 7%, respectively. Business conditions in Europe remained depressed, with production down 7% and the Euro weaker by 12%.

“Lear performed well in the third quarter, with year-over-year improvements in sales, earnings and free cash flow,” said Matt Simoncini, Lear’s president and chief executive officer. “Despite a challenging operating environment in Europe, we remained solidly profitable in that region and increased earnings per share significantly from the prior year. We continue to win new business globally and strengthen our capabilities in emerging markets.”

Third Quarter 2012 Financial Results

For the third quarter of 2012, Lear reported net sales of $3.5 billion, core operating earnings of $179 million, net income of $121 million and diluted earnings per share of

(more)

$1.23. This compares with net sales of $3.5 billion, core operating earnings of $178 million, net income of $101 million and diluted earnings per share of $0.95 in the third quarter of 2011. A reconciliation of core operating earnings to pretax income before equity income, as determined in accordance with accounting principles generally accepted in the United States (GAAP), is provided in the attached supplemental data pages.

In the Seating segment, net sales were down 1% to $2.7 billion, reflecting primarily the negative impact of foreign exchange and lower industry production in Europe, partially offset by the acquisition of Guilford and Lear’s sales backlog. Adjusted segment earnings were $161 million or 6.1%. Earnings in this business segment decreased from last year, reflecting increased product and facility launch costs, as well as program development costs to support new business, primarily in South America. A reconciliation of adjusted segment earnings to reported segment earnings, as determined in accordance with GAAP, is provided in the attached supplemental data pages.

In the Electrical Power Management Systems segment, net sales grew by 14% to a quarterly record of $877 million, driven primarily by the addition of new business, partially offset by the negative impact of foreign exchange. Adjusted segment earnings were $66 million or 7.5%. Earnings increased from last year, reflecting the increase in sales and productivity improvements, partially offset by increased product and facility launch costs and program development costs. A reconciliation of adjusted segment earnings to reported segment earnings, as determined in accordance with GAAP, is provided in the attached supplemental data pages.

In the third quarter of 2012, free cash flow was $88 million, and net cash provided by operating activities was $201 million. A reconciliation of free cash flow to net cash provided by operating activities, as determined in accordance with GAAP, is provided in the attached supplemental data pages.

During the quarter, Lear repurchased 1.3 million shares of its common stock for a total of $50 million. Year-to-date, Lear has repurchased 4.2 million shares for $173 million, and since initiating the share repurchase program last year, Lear has repurchased 10.4 million shares of its common stock for a total of $452 million. As of the end of the third quarter, $248 million remained available under the existing share repurchase authorization, which expires in February 2014.

During the quarter, Lear was recognized as the highest quality major independent seat manufacturer for the eleventh time in the last 12 years by J.D. Power and Associates in its 2012 Seat Quality and Satisfaction StudySM.

Full Year 2012 Financial Outlook

Lear’s 2012 outlook is based on industry vehicle production of 15.2 million units in North America, up 2% from the prior outlook, and 16.6 million units in Europe, down 1% from the prior outlook. Lear’s financial guidance is based on an average full year exchange rate of $1.28/Euro, up 2% from the August guidance.

Lear’s full year outlook for revenue, core operating earnings and free cash flow remains in line with prior guidance. Lear expects 2012 net sales of approximately $14.3 billion, as compared to the prior guidance of $13.9 to $14.4 billion. Core operating earnings are expected to be in the range of $745 to $785 million, which reflects a narrowing of the range as compared to the prior guidance of $740 to $790 million. Free cash flow in 2012 is expected to be approximately $275 million, unchanged from the prior guidance.

Tax expense, excluding the impact of restructuring costs and other special items, is expected to be approximately $130 million, as compared to the prior guidance of $130 to $150 million. The lower tax expense reflects the change in mix of earnings by country. Adjusted net income attributable to Lear is expected to be in the range of $520 to $560 million, up from the prior guidance of $510 to $540 million, primarily reflecting lower tax expense.

Lear’s outlook for depreciation and amortization is $250 million, down $5 million from the prior guidance. Lear’s outlook for interest expense, pretax operational restructuring costs and adjusted capital expenditures in 2012 is unchanged at $52 million, $40 million and $435 million, respectively.

Webcast Information

Lear will webcast a conference call to review the Company’s third quarter 2012 financial results and related matters on October 26, 2012, at 9:00 a.m. Eastern Daylight Time, through the investor relations link at http://www.lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international). The audio replay will be available two hours following the call at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and will be available until November 9, 2012, with a Conference I.D. of 23048526.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other expense, restructuring costs and other special items (core operating earnings),” “adjusted net income attributable to Lear,” “adjusted diluted net income per share attributable to Lear (adjusted earnings per share),” “tax expense excluding the impact of restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities and gains and losses on the sales of fixed assets. Adjusted net income attributable to Lear and adjusted earnings per share represent net income attributable to Lear and diluted net income per share attributable to Lear, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by operating activities less adjusted capital expenditures. Adjusted capital expenditures represent capital expenditures, net of related insurance proceeds.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted net income attributable to Lear, adjusted earnings per share and tax expense excluding the impact of restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted net income attributable to Lear, adjusted earnings per share, tax expense excluding the impact of restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for pretax income before equity income, net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

For reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the investor relations link at http://www.lear.com.

Given the inherent uncertainty regarding special items and other expense in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All such forward-looking statements contained or incorporated in this press release or in any other public statements which address operating performance, events or developments that the Company expects or anticipates may occur in the future, including, without limitation, statements related to business opportunities, awarded sales contracts, sales backlog and ongoing commercial arrangements, or statements expressing views about future operating results, are forward-looking statements. Actual results may differ materially from any or all forward-looking statements made by the Company. Important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results include, but are not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates; the financial condition and restructuring actions of the Company’s customers and suppliers; changes in actual industry vehicle production levels from the Company’s current estimates; fluctuations in the production of vehicles or the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier; disruptions in the relationships with the Company’s suppliers; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the outcome of customer negotiations and the impact of customer-imposed price reductions; the impact and timing of program launch costs and the Company’s management of new program launches; the costs, timing and success of restructuring actions; increases in the Company’s warranty, product liability or recall costs; risks associated with conducting business in foreign countries; the operational and financial success of our joint ventures; competitive conditions impacting the Company and its key customers and suppliers; disruptions to our information technology systems; the cost and availability of raw materials, energy, commodities and product components and the Company’s ability to mitigate such costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; the impact of pending legislation and regulations or changes in existing federal, state, local or foreign laws or regulations; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers; limitations imposed by the Company’s existing indebtedness and the Company’s ability to access capital markets on commercially reasonable terms; impairment charges initiated by adverse industry or market developments; the Company’s ability to execute its strategic objectives; changes in discount rates and the actual return on pension assets; costs associated with compliance with environmental laws and regulations; developments or assertions by or against the Company relating to intellectual property rights; the Company’s ability to utilize its net operating loss, capital loss and tax credit carryforwards; global sovereign fiscal matters and creditworthiness, including potential defaults and the related impacts on economic activity, including the possible effects on credit markets, currency values, monetary unions, international treaties and fiscal policies; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company’s sales backlog. The Company’s sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 106,000 employees located in 36 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available at lear.com.

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Lear Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Three Month Period Ended
	September 29,	October 1,
	2012	2011

Net sales	$3,538.6	$3,460.0

Cost of sales	3,247.3	3,179.5
Selling, general and administrative expenses	113.4	114.9
Amortization of intangible assets	8.3	7.1
Interest expense	13.7	10.9
Other expense, net	1.5	10.1

Consolidated income before income taxes and equity in net income of affiliates	154.4	137.5
Income taxes	29.3	31.0
Equity in net income of affiliates	(3.0)	(1.6)

Consolidated net income	128.1	108.1
Net income attributable to noncontrolling interests	6.7	7.4

Net income attributable to Lear	$121.4	$100.7

Diluted net income per share attributable to Lear	$1.23	$0.95

Weighted average number of diluted shares outstanding	98.9	105.8

Lear Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Nine Month
	Period Ended
	September 29,	October 1,
	2012	2011

Net sales	$10,847.6	$10,648.0

Cost of sales	9,931.9	9,697.5
Selling, general and administrative expenses	346.8	351.6
Amortization of intangible assets	22.5	21.1
Interest expense	40.2	24.9
Other expense, net	12.0	15.3

Consolidated income before income taxes and equity in net income of affiliates	494.2	537.6
Income taxes	100.4	90.7
Equity in net income of affiliates	(33.3)	(9.6)

Consolidated net income	427.1	456.5
Net income attributable to noncontrolling interests	26.2	22.3

Net income attributable to Lear	$400.9	$434.2

Diluted net income per share attributable to Lear	$3.99	$4.05

Weighted average number of diluted shares outstanding	100.5	107.2

Lear Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	September 29,	December 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$1,269.6	$1,754.3
Accounts receivable	2,192.8	1,880.1
Inventories	763.4	637.8
Other	618.2	489.3

	4,844.0	4,761.5

Long-Term:
PP&E, net	1,299.6	1,072.0
Goodwill	728.6	628.6
Other	590.1	548.8

	2,618.3	2,249.4

Total Assets	$7,462.3	$7,010.9

LIABILITIES AND EQUITY
Current:
Accounts payable and drafts	$2,264.6	$2,014.3
Accrued liabilities	1,033.1	1,049.2

	3,297.7	3,063.5

Long-Term:
Long-term debt	626.2	695.4
Other	736.2	690.9

	1,362.4	1,386.3

Equity	2,802.2	2,561.1

Total Liabilities and Equity	$7,462.3	$7,010.9

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except content per vehicle)

	Three Months Ended
	September 29,	October 1,
	2012	2011
Net Sales
North America	$1,405.1	$1,254.2
Europe	1,179.6	1,306.0
Asia	623.6	589.6
Rest of World	330.3	310.2

Total	$3,538.6	$3,460.0

Content Per Vehicle [1]
North America	$387	$400
Europe	$319	$334

Free Cash Flow [2,3]
Net cash provided by operating activities	$200.9	$155.6
Adjusted capital expenditures	(113.2)	(91.5)

Free cash flow	$87.7	$64.1

Depreciation and Amortization	$63.3	$63.5

Core Operating Earnings [2]
Consolidated income before income taxes and equity in net income of affiliates	$154.4	$137.5
Interest expense	13.7	10.9
Other expense, net	1.5	10.1

Pretax income before equity income, interest and other expense	169.6	158.5
Restructuring costs and other special items -
Costs related to restructuring actions	3.3	9.3
Acquisition and other related costs	0.3	—
Other	6.1	10.1

Core operating earnings	$179.3	$177.9

Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$121.4	$100.7
Restructuring costs and other special items -
Costs related to restructuring actions	3.3	8.7
Acquisition and other related costs	0.3	—
Gains related to affiliates	(2.2)	(1.9)
Loss on redemption of bonds	3.7	—
Other	(1.1)	9.8
Tax impact of special items and other net tax adjustments [4]	1.8	(3.0)

Adjusted net income attributable to Lear	$127.2	$114.3

Weighted average number of diluted shares outstanding	98.9	105.8

Diluted net income per share attributable to Lear	$1.23	$0.95

Adjusted earnings per share	$1.29	$1.08

[1]	Content Per Vehicle for 2011 has been updated to reflect actual production levels.
[2]	See “Non-GAAP Financial Information” included in this press release.
[3]	Adjusted capital expenditures represent capital expenditures of $120.1 million and $91.5 million in 2012 and 2011, respectively, net of related insurance proceeds of $6.9 million in 2012.
[4]

Represents the tax effect of restructuring costs and other special items, as well as a discrete tax item. The identification of these tax items is judgmental in nature and their calculation is based on various assumptions and estimates.

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except content per vehicle)

	Nine Months Ended
	September 29,	October 1,
	2012	2011
Net Sales
North America	$4,261.4	$3,730.8
Europe	3,869.2	4,356.2
Asia	1,811.8	1,655.7
Rest of World	905.2	905.3

Total	$10,847.6	$10,648.0

Content Per Vehicle [1]
North America	$368	$385
Europe	$303	$321

Free Cash Flow [2,3]
Net cash provided by operating activities	$360.7	$516.5
Adjusted capital expenditures	(289.1)	(247.7)

Free cash flow	$71.6	$268.8

Depreciation and Amortization	$173.6	$189.3

Diluted Shares Outstanding at end of quarter [4]	98,145,848	104,454,910

Core Operating Earnings [2]
Consolidated income before income taxes and equity in net income of affiliates	$494.2	$537.6
Interest expense	40.2	24.9
Other expense, net	12.0	15.3

Pretax income before equity income, interest and other expense	546.4	577.8
Restructuring costs and other special items -
Costs related to restructuring actions	11.2	14.8
Acquisition and other related costs	5.6	—
Other	8.6	17.9

Core operating earnings	$571.8	$610.5

Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$400.9	$434.2
Restructuring costs and other special items -
Costs related to restructuring actions	11.1	14.2
Acquisition and other related costs	5.6	—
Gains related to affiliates	(16.9)	(5.8)
Loss on redemption of bonds	3.7	—
Other	(3.7)	17.6
Tax impact of special items and other net tax adjustments [5]	2.5	(23.0)

Adjusted net income attributable to Lear	$403.2	$437.2

Weighted average number of diluted shares outstanding	100.5	107.2

Diluted net income per share attributable to Lear	$3.99	$4.05

Adjusted earnings per share	$4.01	$4.08

[1]	Content Per Vehicle for 2011 has been updated to reflect actual production levels.
[2]	See “Non-GAAP Financial Information” included in this press release.
[3]	Adjusted capital expenditures represent capital expenditures of $300.5 million and $247.7 million in 2012 and 2011, respectively, net of related insurance proceeds of $11.4 million in 2012.
[4]	Calculated using stock price at end of quarter.
[5]

Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature and their calculation is based on various assumptions and estimates.

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions)

	Three Months Ended	Nine Months Ended
	September 29,	September 29,
	2012	2012
Adjusted Segment Earnings [1]

Seating
Net sales	$2,661.6	$8,268.8

Segment earnings	154.8	524.2
Costs related to restructuring actions	2.4	8.4
Acquisition and related costs	—	0.8
Other	3.9	1.1

Adjusted segment earnings	$161.1	$534.5

Electrical Power Management Systems
Net sales	$877.0	$2,578.8

Segment earnings	65.2	176.4
Costs related to restructuring actions	0.8	2.5

Adjusted segment earnings	$66.0	$178.9

[1]

Segment earnings represents pretax income before equity income, interest and other expense. Adjusted segment earnings represents segment earnings adjusted for restructuring costs and other special items. See “Non-GAAP Financial Information” included in this press release.